PHOENIX TECHNOLOGIES COMPLETES ACQUISITION OF BEINSYNC

Company Committed to its PC 3.0™ Vision of Eliminating Complexity from the PC User Experience;
Acquisition Enables Company to Make Online Synchronization and Continuity a Core Part of the PC End
User Experience

MILPITAS, Calif., May 1, 2008 – Phoenix Technologies (Nasdaq: PTEC), the global leader in core systems software, today announced it has completed its acquisition of BeInSync Ltd., an Israeli-based provider of an all-in-one solution that allows users to backup, synchronize, share and access their data online.

The transaction further solidifies Phoenix’s position at the core of the PC industry. It will enhance the Company’s ability to respond to consumer and business needs for secure and “always available” web access to their digital assets as well as automatic protection of all PC programs and data.

“This acquisition puts Phoenix in an unparalleled position in the PC core systems software market,” said Woody Hobbs, President & CEO of Phoenix Technologies. “By combining the existing Phoenix offerings with the leading patent-pending peer-to-peer synchronization technologies from BeInSync, we are able to provide a complete portfolio of PC-related solutions to PC OEMs and their customers. PC 3.0 users will no longer be dependent on a single, stand-alone PC for access to their digital life. At the same time, Phoenix’s OEM customers will have new opportunities to differentiate their offerings, and provide additional value-added services as part of the PC sale.”

With the completion of this acquisition, Sharon Carmel, Founder of BeInSync, is now Vice President & Chief Scientist of synchronization and continuity Solutions at Phoenix Technologies, and the entire BeInSync team will continue to maintain operations out of Tel Aviv, Israel, as a part of the Phoenix Technologies’ global team.

In connection with the acquisition, all 21 members of the BeInSync team will be receiving stock options to purchase an aggregate of 356,950 shares of Phoenix common stock. These options will be “inducement grants” pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv), granted under Phoenix’s 2008 Acquisition Equity Incentive Plan, which was recently approved by the Board of Directors of Phoenix to facilitate the granting of stock options in connection with acquisitions as an inducement to new employees to join Phoenix. The Compensation Committee of the Phoenix Board of Directors has approved the grants in connection with the closing, and Phoenix intends to issue these options at the end of the month following the expiration of a mandatory waiting period under Israeli law. Each option grant will be a non-qualified option, have an exercise price equal to the closing price of Phoenix common stock on the date of grant and have a ten year term. The options will vest over a four year period, with 25% vesting after 12 months and then 6.25% each quarter thereafter.

About Phoenix Technologies
Phoenix Technologies Ltd. (Nasdaq: PTEC) is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The PC industry’s top builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions that will help them differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products, AwardCore, SecureCore, FailSafe and HyperSpace, are revolutionizing the PC user experience by delivering unprecedented security, reliability and ease-of-use. The Company established industry leadership with its original BIOS product in 1983, has 155 technology patents and 139 pending applications, and has shipped in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com

Phoenix, Phoenix Technologies, Phoenix FailSafe, HyperSpace, HyperCore, PC 3.0 and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.

Safe Harbor
The statements in this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the benefits of the PC 3.0 environment, the integration of BeInSync’s products and services and employees into our offerings and organization, and OEM adoption of our products and solutions. These statements involve risk and uncertainties, including: technology and business integration challenges and delays; demand for our products and solutions; the ability of our customers to introduce and market new products that incorporate our products and solutions; the product offerings of competitors, especially with respect to functionality and time-to-market; and our ability to retain key employees. For a further list and description of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements in this release, we refer you to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements included in this release are based upon assumptions, forecasts and information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Contact
Phoenix Global Communications
Tel. +1 408 570 1060
Email: public_relations@phoenix.com

Source: Phoenix Technologies Ltd.